                                                                     EXHIBIT 2.3

                            ASSET PURCHASE AGREEMENT


               THIS ASSET PURCHASE AGREEMENT (this "Agreement"), is entered into as of October 8, 1998, by and among Diabetes Support Systems, Inc., a Florida corporation ("Seller"), MiniMed Distribution Corp., a Delaware corporation ("Buyer") and MiniMed Inc., a Delaware corporation ("MiniMed").

                                    RECITALS

               WHEREAS, Seller is in the business of selling and/or distributing medical devices, including medical devices manufactured by Buyer, medications, pharmaceuticals and related supplies for the treatment, monitoring and/or management of diabetes (collectively, the "Business"); and

               WHEREAS, Seller maintains various facilities and assets for the purpose of the conduct of the Business; and

               WHEREAS, Buyer desires to purchase and Seller desires to sell substantially all of the assets of Seller and Buyer shall assume substantially all of Seller's liabilities, and Seller desires to sell such assets and assign such liabilities on the terms and subject to the conditions set forth in this Agreement.

               NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE 1
                                 THE TRANSACTION

               1.1 Agreement to Purchase and Sell. Subject to the terms and conditions of this Agreement, at the Closing (as such term is defined in Section 1.6), Seller agrees to sell, assign, transfer, deliver and convey to Buyer, and Buyer agrees to purchase and accept from Seller, all of the tangible and intangible assets of Seller of every kind, nature and description, wherever located, including all assets, properties, rights and claims acquired for, used in, held for use in, relating to or arising from the conduct of the Business, but not including the Excluded Assets (the "Acquired Assets").

               1.2 Description of Acquired Assets. The Acquired Assets shall include, but are not limited to, the assets of Seller identified in this Section 1.2, except to the extent any such assets are specifically identified as Excluded Assets in Section 1.3 of this Agreement:

                      (a)    All accounts receivable;

                      (b) All inventories of finished goods, materials and supplies, whether located at or in transit to or from, Seller's facilities, held on consignment, or at customer locations or otherwise ("Inventory");

                      (c) All prepaid expenses, including advances, deposits, property taxes, long term lease fees, and prepaid insurance;

                      (d) All leasehold interests in real property, including those described in Schedule 1.2(d) and including all improvements, fixtures contained therein and appurtenances thereto (the "Leased Real Estate");

                      (e) All personal property not constituting Inventory including but not limited to machinery, equipment, spare parts, office furniture and equipment (including computer equipment and software used thereon), and capital assets - work in process, including the property more particularly described in Seller's fixed asset ledger dated August 31, 1998 a copy of which is set forth in Schedule 1.2(e) attached to this Agreement;

                      (f) All cash, securities and cash equivalents on hand or on deposit, subject only to the checks of Seller listed on Schedule 1.2(f) which Seller has issued and which are outstanding as of the Closing Date (the "Outstanding Checks") (Schedule 1.2(f) shall be prepared as of the Closing
Date);

                      (g) All of Seller's rights and interests in the Assumed Contracts (as defined in Section 1.4(b) of this Agreement) and the Permits (as defined in Section 2.7(a) of this Agreement), to the extent such rights and interests are transferable from Seller to Buyer;

                      (h) All customer and vendor lists in any form whatsoever (including without limitation electronic databases), catalogs, brochures, handbooks and any other marketing or advertising materials;

                      (i) All of Seller's rights under any third party warranties relating to the foregoing property;

                      (j) The originals or, if not available, copies of all books, records, files, contracts, plans, notebooks, inventory and sales data, and other data, whether or not located at any principal place of business of Seller and whether or not in tangible form or in the form of intangible computer storage media such as optical disks, magnetic disks, tapes, CD ROM and similar storage media;

                      (k) All of Seller's rights and interests in all patents, trademarks, trade names, business names (including the names "Diabetes Support Systems" and "DSS"), service marks, logos, trade secrets, copyrights and all applications and registrations therefore and licenses thereof, the intangible property of Seller set forth in Schedule 2.13 and all personal property bearing any such business names, service marks or logos; and

                      (l) All other assets, properties, rights and claims located at or related to the operation of the Business which arise in or from the conduct thereto.

The parties acknowledge and agree that the Acquired Assets described in Section 1.2(h) are deemed to be a trade secret protectible under all applicable law.

               1.3 Description of Excluded Assets. Seller is not selling, and Buyer is not purchasing, any of the following assets (the "Excluded Assets"):

                      (a) Any rights under those certain Contracts (as defined in Section 2.6 of this Agreement) which are not among the Assumed Contracts;

                      (b) Any securities or indebtedness issued by Seller which are not reflected on the Balance Sheet (as defined in Section 2.4 of the Agreement);

                      (c) Any and all prescription drugs or controlled substances the possession of which requires the holder to possess (i) a United Stated Drug Enforcement Administration Controlled Substance Registration Certificate, (ii) a state controlled substances registration or (iii) a state pharmacy license;

                      (d) Any and all over-the-counter drugs;

                      (e) The shareholder or employee notes (or other such obligations) in favor of Seller which are listed on Schedule 1.3(e); and

                      (f) The assets listed on Schedule 1.3(f).

               1.4 Assumption of Certain Liabilities by Buyer. Subject to the terms and conditions of this Agreement and except as otherwise provided in
Section 1.5, Buyer shall, at Closing, assume and agree to pay, discharge or perform, as appropriate in the ordinary course in timely fashion, the following specific liabilities and obligations of Seller (collectively, the "Assumed Liabilities"):

                      (a) the liabilities of Seller reflected on the Balance Sheet and such additional liabilities incurred following the Balance Sheet Date in the ordinary course of business, including without limitation (i) the specific liabilities of Seller set forth on Schedule 1.4(a)(i) which are owed to shareholders of Seller, employees of Seller or their respective Affiliates, (ii) the accrued vacation pay and sick pay liabilities of Seller to the Transferred Employees (as such term is defined in Section 4.7.1) and (iii) the liabilities of Seller set forth on Schedule 1.4(a)(iii);

                      (b) the executory obligations of Seller under the Contracts designated by Buyer on Schedule 1.4(b) (the "Assumed Contracts") and the Permits, excluding any obligations arising from any breach or default thereunder by Seller; (Buyer shall have the right to revise Schedule 1.4(b) after the date hereof and no later than the date which is five (5) days prior to Closing; provided, however, Buyer shall not have the right to revise Schedule 1.4(b) after the date hereof with respect to real property leases, equipment leases or debt obligations);

                      (c) any liability for legal fees and legal expenses which are specifically set forth on Schedule 1.4(c) (i) with respect to the legal proceedings among Seller, Mary Lee Delate and John Delate or (ii) in connection with the sale of the Acquired Assets to Buyer hereunder incurred through the Closing Date; (Seller shall have the right to revise Schedule 1.4(c) after the date hereof and no later than the date which is five (5) days prior to Closing, which schedule shall be satisfactory to Buyer);

                      (d) the obligations and liabilities of Seller identified on Schedule 1.4(d).

               1.5 Retention of Certain Liabilities by Seller. Buyer shall not be the successor to Seller and, except with respect to the Assumed Liabilities specifically provided for above, Buyer shall not assume, nor be liable or responsible for, any liabilities, commitments or obligations of Seller, whether such liabilities or obligations relate to payment, performance or otherwise. All liabilities, commitments and obligations of Seller not expressly transferred to Buyer hereunder as Assumed Liabilities, whether known or unknown, contingent, absolute, or otherwise, are being retained by Seller (the "Retained Liabilities"). Notwithstanding the terms of Section 1.4, the Retained Liabilities shall include, without limitation:

                      (a) the obligations of Seller under any Contract which is not an Assumed Contract;

                      (b) those certain taxes and expenses of Seller described in Section 6.1 of this Agreement;

                      (c) any liability with respect to the legal proceedings among Seller, Mary Lee Delate and John Delate which are not otherwise set forth on Schedule 1.4(c);

                      (d) any liability of Seller to any managers, officers or shareholders of Seller which are not otherwise set forth on Schedule 1.4(a)(i);

                      (e) any liability under any employment contracts between Seller and any employee of Seller;

                      (f) any liability of Seller under any state or federal securities laws;

                      (g) any liability with respect to any claims set forth on
Schedule 2.16.3;

                      (h) any liability for legal fees and legal expenses which are not specifically set forth on Schedule 1.4(c);

                      (i) any liability for vacation pay, sick pay, severance pay or other employee benefits for Employees (as such term is defined in Section 2.16.1) who are not among the Transferred Employees (the "Non-Transferred Employees");

                      (j) any liability for severance pay for the Transferred Employees which accrues or is fixed on or prior to the Closing Date;

                      (k) the liabilities of Seller which constitute a material adverse change (after taking into account the recent operating history of Seller) from the amounts set forth on the Balance Sheet;

                      (l) any liability of Seller for sales taxes arising prior to the Closing Date which are not otherwise set forth on Schedule 1.4(a)(iii); and

                      (m) any liability of Seller for income taxes arising prior to the Closing Date.

The obligations of Buyer in respect of the Assumed Liabilities and the obligations of Seller in respect of the Retained Liabilities set forth in this
Section 1.5 are in addition to the other obligations of Buyer or Seller, respectively, set forth in this Agreement.

               1.6 Closing. Subject to the terms and conditions of this Agreement, the closing of the sale and purchase of the Acquired Assets (the "Closing") shall commence at 9 a.m., Florida time, on the second business day after satisfaction (or waiver) of the conditions to closing set forth in Sections 5.1 and 5.2 hereof at the offices of Wallace, Bauman, Legon, Fodiman & Shannon, P.A., 1200 Brickell Avenue, Suite 1720, Miami, Florida 33131 or on such other date and at such other time or place as may be mutually agreed upon by the parties hereto. The execution and exchange of documents shall take place at the Closing on such day (the "Closing Date"), subject to the disbursement of funds to Seller in immediately available funds as provided in Section 1.8.2(a). All documents shall be deemed delivered on the Closing Date. The closing of the transaction shall be deemed to be effective as between the parties as of 12:01 a.m. on the Closing Date.

               1.7 Purchase Price. Subject to the terms and conditions of this Agreement, the aggregate purchase price to be paid by Buyer for the purchase of the Acquired Assets from Seller (the "Purchase Price") shall be Five Million Dollars ($5,000,000).

               1.8 Deliveries at Closing. Subject to the terms and conditions of this Agreement, at the Closing, the parties shall have the respective obligations set forth in this Section 1.8.

                      1.8.1 Deliveries by Seller to Buyer. At the Closing, Seller will deliver or cause to be delivered to Buyer:

                             (a) a bill of sale and instrument of assignment to
the Acquired Assets, assignable Assumed Contracts, Permits, and warranties relating to the Acquired Assets, duly executed by Seller, substantially in the form of Exhibit 1.8.1(a) hereto (the "Bill of Sale and Assignment");

                             (b) a noncompetition agreement duly executed by
Seller, substantially in the form of Exhibit 1.8.1(b) hereto (the "Seller Noncompetition Agreement");

                             (c) a noncompetition agreement duly executed by
Milton J. Wallace ("Wallace"), substantially in the form of Exhibit 1.8.1(c) hereto (the "Wallace Noncompetition Agreement");

                             (d) title certificates to any motor vehicles
included in the Acquired Assets, duly executed by Seller (together with any other transfer forms necessary to transfer title to such vehicles);

                             (e) a duly endorsed power of attorney from Seller
as contemplated by Section 6.5 hereof;

                             (f) the certificates, opinions and other documents
required to be delivered by Seller pursuant to Section 5.1 hereof, and certified resolutions evidencing the authority of Seller as set forth in Section 2.2 hereof;

                             (g) copies of all third party consents required in
connection with the transfer of the Acquired Assets by Seller to Buyer and/or in connection with Buyer's assumption of the Assumed Liabilities;

                             (h) estoppel certificates duly executed by all
parties leasing real estate to Seller which leases are among the Assumed Liabilities, substantially in the form of Exhibit 1.8.1(h) hereto; and

                             (i) all such other instruments of conveyance as
shall, in the reasonable opinion of Buyer and its counsel, be necessary to vest in Buyer good title to the Acquired Assets, including, without limitation, the release of all liens on the Acquired Assets in favor of Wallace.

                      1.8.2 Deliveries by Buyer to Seller. At the Closing, Buyer will deliver or cause to be delivered to:

                             (a) Seller, Three Million Two Hundred Thousand
Dollars ($3,200,000.00), plus the Severance Amount (as defined in Section 4.7.4 of the Agreement), which shall be paid by wire transfer of immediately available funds;

                             (b) Seller, a promissory note of Buyer in the
principal amount of One Million Eight Hundred Thousand Dollars ($1,800,000.00) in favor of Seller in the form attached hereto as Exhibit 1.8.2(b) (the "Note");

                             (c) Seller, the Guaranty Agreement of MiniMed in
the form attached hereto as Exhibit 1.8.2(c);

                             (d) Seller, the Bill of Sale and Assignment, duly
executed by Buyer;

                             (e) Seller, the certificates, opinions and other
documents required to be delivered by Buyer pursuant to Section 5.2 hereof;

                             (f) Wallace, a release of Wallace's guaranty in
favor of MiniMed, duly executed by MiniMed, substantially in the form of Exhibit 1.8.2(f);

                             (g) Wallace, a release of Wallace's guaranty in
favor of HealthPartners, in a form reasonably acceptable to counsel to Seller;
and

                             (h) Wallace, a release of Wallace's obligations in
favor of Union Planters Bank (formerly known as Capital Bank), in a form reasonably acceptable to counsel to Seller.

               1.9 Allocation of Consideration. The Purchase Price paid at the Closing shall be allocated among the different categories of the Acquired Assets, the Seller Noncompetition Agreement and the Wallace Noncompetition Agreement as set forth in Schedule 1.9 to this Agreement. Buyer and Seller shall mutually agree to the contents of Schedule 1.9 on or before the date which is ten (10) days after the date hereof. Buyer and Seller shall each report the federal, state and local income and other tax consequences of the transactions contemplated by the Transaction Documents (as such term is defined in Section 2.2) in a manner consistent with such allocation, including the preparation and filing of Form 8594 under Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), with their respective federal, state and local income tax returns for the taxable year that includes the Closing Date.

                                    ARTICLE 2
                    REPRESENTATIONS AND WARRANTIES OF SELLER

               Seller represents and warrants to Buyer, as of the date hereof, as follows:


               2.1    Qualification; No Interest in Other Entities.

                      2.1.1 Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Florida and has all requisite corporate power and authority to own, lease and operate the Acquired Assets and conduct its business as and where presently being operated.

                      2.1.2 No shares or other ownership or investment interest, either of record or beneficially, in any corporation or other Person are included in the Acquired Assets. For purposes of this Agreement, the term "Person" means an individual, a corporation, a partnership, an association, any governmental authority, a trust or other entity or organization.

               2.2 Authorization and Enforceability. Seller has full corporate power and authority to make, execute, deliver and perform this Agreement and all other agreements and instruments to be executed by Seller in connection herewith (such other agreements and instruments, with this Agreement, being hereinafter referred to collectively as the "Transaction Documents"), and the execution, delivery and performance of the Transaction Documents by Seller has been, or, with respect to shareholder approval shall be, duly authorized by all necessary corporate action on the part of Seller. This Agreement has been, and as of the Closing Date the other Transaction Documents will be, duly executed and delivered by Seller. This Agreement is, and upon execution and delivery at the Closing the other Transaction Documents will be, legal, valid and binding obligations of Seller enforceable against Seller in accordance with the terms thereof, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               2.3 No Violation of Laws or Agreements. The execution, delivery, and performance of the Transaction Documents do not, and the consummation of the transactions contemplated by the Transaction Documents, will not (a) contravene any provision of the Articles of Incorporation or Bylaws of Seller; or (b) except as disclosed in Schedule 2.3 hereto and subject to receipt of the consents identified in Schedule 2.9, violate, conflict with, result in a breach of, or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under, or result in or permit the termination, modification, acceleration, or cancellation of, or result in the creation or imposition of any lien of any nature whatsoever upon any of the Acquired Assets or give to others any interests or rights therein under, (i) any agreement or commitment, oral or written, including without limitation, any

Contract, to which Seller is a party or by which any of the Acquired Assets may be bound or affected, or (ii) any judgment, injunction, writ, award, decree, restriction, ruling, or order of any court, arbitrator or governmental authority (domestic or foreign) or any applicable constitution, law, ordinance, rule or regulation.

               2.4 Financial Statements. The balance sheet of Seller dated August 31, 1998 attached as Schedule 2.4 to this Agreement (the "Balance Sheet") was prepared from the books and records of Seller in accordance with generally accepted accounting principles ("GAAP") consistent with, or more conservative than, past business practices, and is true, complete and correct in all material respects and fairly and accurately presents the financial position, the results of operations and the obligations of the Business as of the date thereof and for the period covered thereby. The Balance Sheet was prepared on a basis consistent with, or more conservative than, the financial statements previously supplied by Seller to Buyer.

               2.5 No Changes. Since August 31, 1998, (the "Balance Sheet Date"), Seller has operated the Business only in the ordinary course of business, consistent with past practice. Without limiting the foregoing, since the Balance Sheet Date, except as disclosed in Schedule 2.5 hereto, there has not been:

                      (a) any change in the salaries or other compensation payable or to become payable to, or any advance (excluding advances for ordinary business expenses consistent with past business practices) or loan to, any Employee (as defined in Section 2.16.1, below);

                      (b) any hiring of any employee other than in the ordinary course of business;

                      (c) any act by Seller which would jeopardize the relationship of Seller with any supplier, customer, sales representative, health care provider, third party payor and others having business relations with them;

                      (d) any disposition of, or failure to keep in effect, any rights in, to or for the use of any Permit;

                      (e) any modification, amendment or termination of any Assumed Contract or any waiver of any rights of Seller in respect of any Assumed Contract or any Acquired Asset;

                      (f) any execution, modification, amendment or termination of any employment contract, change in control agreement or severance agreement;

                      (g) any damage, destruction or loss affecting the Acquired Assets in excess of $10,000, whether or not covered by insurance;

                      (h) any change by Seller in its method of accounting or keeping its books of account or accounting practices;

                      (i) any sale, transfer or other disposition of any assets, properties or rights of the kind included in the Acquired Assets, except sales of inventory in the ordinary course of business consistent with past practice and sales of other assets at fair market value with an aggregate value of less than $25,000;

                      (j) any commitments or agreements for capital expenditures or capital additions or betterments by Seller exceeding in the aggregate $10,000;

                      (k) any major investments exceeding in the aggregate $10,000;

                      (l) any conduct of Seller's business in violation of any applicable laws, rules, regulations, ordinances, codes, judgments and orders;

                      (m) any change in any policy of insurance owned or held by or covering the Business, the Acquired Assets and/or Seller;

                      (n) any incurrence of any liability (whether or not pursuant to written contract and whether or not contingent) requiring an ongoing financial commitment exceeding $5,000; provided, however, that this Section 2.5(n) shall not apply to (i) commitments or agreements for capital expenditures or capital additions or betterments by Seller and (ii) those borrowing arrangements of Seller specifically set forth on Schedule 2.5(n);

                      (o) any assumption, guarantee or incurrence of debt;

                      (p) any event or circumstance that has or could reasonably be expected to have a Material Adverse Effect;

                      (q) any distribution or declaration of dividends by Seller;

                      (r) any amendment of Seller's Articles of Incorporation or Bylaws;

                      (s) any actions, suits, investigations or proceedings pending against or, to Seller's knowledge, threatened against or affecting, Seller or any Acquired Assets before any court or arbitrator or governmental authority;

                      (t) any mortgage, pledge or subjection to lien of the Acquired Assets; or

                      (u) any agreement, in writing or otherwise, to do any of the foregoing.

               2.6 Contracts. Schedule 2.6 hereto contains a list of the following:

                      (a) all contracts which are currently in effect in which Seller is a party; and

                      (b) any agreement otherwise material to the Acquired Assets or the Business or under which the consequences of a default or termination could have a Material Adverse Effect. The contracts and agreements described in Sections 2.6(a) and 2.6(b) are referred to herein as the "Contracts". For the purposes of this Agreement, the term "Material Adverse Effect" means a material adverse effect upon the use, occupancy, operation or condition of the Business, Acquired Assets, or Assumed Liabilities.

Seller has delivered to Buyer or made available to the Buyer for review a correct and complete copy of each Contract listed in Schedule 2.6 and a written summary setting forth the terms and conditions of each material oral agreement referred to in Schedule 2.6. With respect to each Contract which is among the Assumed Contracts: (i) the agreement is legal, valid, binding, and enforceable against, and for the benefit of, Seller, and in full force and effect; (ii) subject to receipt of the consents identified in Schedule 2.9 and except as otherwise identified on Schedule 2.6, the agreement will continue to be in full force and effect following the consummation of the transactions contemplated hereby; (iii) neither Seller nor, to Seller's knowledge, any other party thereto, is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under any Assumed Contract; and (iv) to Seller's knowledge (without inquiry), no party has repudiated or threatened to repudiate any provision of any Assumed Contract.

               2.7    Permits and Compliance With Laws Generally.

                      (a) Except as may be otherwise disclosed on Schedule 2.7, Seller possesses and is in compliance in all material respects with all permits, licenses or other governmental requirements required to operate, own, lease or otherwise hold the Acquired Assets and conduct the Business under all applicable laws, rules, and regulations, except for any failure to possess any permits that would not, individually or in the aggregate, have a Material Adverse Effect. Except as may be otherwise disclosed on Schedule 2.7, Seller has operated its facilities, has conducted its business and is now doing so in material compliance with all applicable laws (including, without limitation, applicable health care laws, rules and regulations, including those relating to the payment or receipt of illegal remuneration, including 42 U.S.C. Section 1320a-7b(b) (the Medicare/Medicaid anti-kickback statute), 42 U.S.C. 1395nn (the Stark Statute), 42 U.S.C. Section 1320a-7a, 42 U.S.C. Section 1320a-7b(a), 42 U.S.C. Section 1320a-7b(c) and any applicable state laws governing kickbacks and matters similar to such federal statutes, the Occupational Safety and Health Act and the rules and regulations thereunder, zoning, building and similar laws), rules, regulations, ordinances, codes, judgments and orders. All material permits possessed by Seller (other than Environmental Permits) are listed on Schedule
2.7 hereto (collectively, the "Permits"). All of the Permits are in full force and effect and there are no proceedings pending or, to Seller's knowledge (without inquiry), threatened that seek the revocation, cancellation, suspension or any adverse modification of such Permits. Seller has made timely application for renewals of all Permits that will expire, or otherwise require application for renewal to be made, prior to November 15, 1998.

                      (b) No Employee (in any such employee's individual capacity) is required to hold any permit or license to lawfully provide services to Seller or to Seller's customers in the operation of the Business.

                      (c) No notice, citation, summons, order, complaint, correspondence or oral communication has been received by Seller and no investigation or review is pending or threatened, by any governmental authority or other entity, with respect to (i) any alleged violation by Seller or any employee or agent of Seller relating to any law, ordinance, rule, regulation, code or order of any governmental authority; (ii) any alleged failure by Seller or any employee or agent of Seller to have any permit relating to the Business, or any of the Acquired Assets; or (iii) any act or omission by Seller or any employee or agent of Seller which is not described in Sections 2.7(c)(i) and 2.7(c)(ii) above. There are no such violations, failures or acts or omissions that would individually or in the aggregate have a Material Adverse Effect. There is no proceeding pending or threatened which is reasonably likely to materially and adversely affect Seller, the Business, or use or possession of the Acquired Assets in the manner in which Seller currently owns and operates the Business and uses and possesses the Acquired Assets.

                      (d) To Seller's knowledge, no notice, citation, summons, order, complaint, correspondence or oral communication has been received by any employee or agent of Seller in his individual capacity and no investigation or review is pending or threatened, by any governmental authority or other entity, with respect to (i) any alleged violation by any employee or agent of Seller in his individual capacity relating to any law, ordinance, rule, regulation, code or order of any governmental authority; (ii) any alleged failure by any employee or agent of Seller in his individual capacity to have any permit relating to the Business; or (iii) any act or omission by any employee or agent of Seller in his individual capacity which is not described in Sections 2.7(d)(i) and 2.7(d)(ii) above. To Seller's knowledge, there are no such violations, failures or acts or omissions that would individually or in the aggregate have a Material Adverse Effect.

               2.8    Environmental Matters.

                      (a) Seller is not required to possess or have any environmental permits, certificates, licenses, approvals, registrations and authorizations required under all applicable laws, rules and regulations in connection with the Business and the Acquired Assets (the "Environmental Permits"). Seller has materially complied with, and is not in material violation of any Environmental Laws. For purposes of this Agreement, "Environmental Laws" mean any federal, state, and local laws, ordinances, regulations, requirements, orders, directives, guidelines, or permit conditions, promulgated, issued or adopted, regulating or relating to Hazardous Materials, including, without limitation, those relating to industrial hygiene, health or environmental protection or the use, analysis, generation, manufacture, storage, discharge, release, disposal, transportation, investigation or remediation of Hazardous Materials. For purposes of this Agreement, "Hazardous Materials" means any chemical, substance, material, object, condition, waste or combination thereof which is or may be hazardous to human health or safety or to the environment, due to its harmful or potentially harmful properties or effects, including those listed, defined, or regulated under any Environmental Laws, including, without limitation, petroleum and petroleum by-products, PCBs, medical waste, and all chemicals, substances, materials, or wastes that are now or hereafter may be listed, defined, or regulated as hazardous by any federal, state, or local government agency or entity, or under any federal, state, or local law, regulation, ordinance, rule, policy or procedure.

                      (b) In connection with the Business, except as disclosed in Schedule 2.8(b) to this Agreement:

                             (i) No notice, citation, summons, order or
complaint has been received by Seller and no investigation or review is pending or, to the best of Seller's knowledge, threatened by any governmental authority or other entity: (A) with respect to any alleged violation of any Environmental Law; or (B) with respect to any alleged failure to have any environmental permit required; or (C) with respect to any use, possession, generation, treatment, storage, recycling, transportation or disposal of any Hazardous Materials.

                             (ii) Seller has not received any request for
information, notice of claim, demand or notification that it is or may be potentially responsible with respect to any investigation or clean-up of any threatened or actual release of any Hazardous Material.

                             (iii) No oral or written notification of a release
or threat of release of a Hazardous Material has been filed by or on behalf of Seller or in relation to any property now owned, operated or leased by Seller. No such property is listed or proposed for listing on the National Priority List promulgated pursuant to the Federal Comprehensive Environmental Response, Compensation and Liability Action, or on any similar state list of sites requiring investigation or clean-up.

                             (iv) There are no environmental liens on any
properties owned or leased by Seller, and no government actions have been taken or are in process or pending which could subject any of such properties to such liens.

                             (v) There have been no environmental inspections,
investigations, studies, audits, tests, reviews or other analyses conducted in relation to Seller, the Business or the Acquired Assets or, to Seller's knowledge, conducted by third parties in relation to Seller, the Business or the Acquired Assets.

               2.9 Consents. Except as specified in Schedule 2.9, no consent, approval or authorization of, or registration or filing with, any Person is required in connection with the execution, delivery and performance of the Transaction Documents, or the consummation of the transactions contemplated thereby by Seller.

               2.10 Title to Personal Property. Except as set forth in Schedule 2.10, Seller has good title to all of the Acquired Assets constituting personal property and, at the Closing, will convey to Buyer good title to such personal property free and clear of all liens.

               2.11   Real Estate.

               (a) Except as set forth in Schedule 2.11(a)-1, Seller has a good, clear leasehold interest in all of the Leased Real Estate which, as of the Closing Date, will be free and clear of any and all mortgages, deeds of trust, security interests, mechanics or liens or encumbrances, subject only to the permitted exceptions approved by Buyer and listed on Schedule 2.11(a)-2. Except as set forth in Schedule 2.11(a)-1, there are no purchase contracts, options or other agreements of any kind whereby any person or entity will have acquired or will have any basis to assert any right, title or interest in, or right to the possession, use, enjoyment or proceeds of, any part or all of the Leased Real Estate.

               (b) Except as set forth in Schedule 2.11(b), Seller has not received any notice of violation or claimed violation of any applicable building, zoning, and other land use and similar laws, codes, ordinances, rules, regulations and orders, including, without limitation, the Americans With Disabilities Act (collectively, "Real Property Laws") that would materially affect the use or occupancy of the Leased Real Estate.

               (c) All utilities serving the Leased Real Estate are, and shall be at the Closing Date, adequate to operate the Business in the manner currently operated.

               (d) Seller has not received a notice of any pending condemnation, expropriation, eminent domain or similar proceeding affecting any portion of the Leased Real Estate and, to Seller's knowledge, no such proceeding is contemplated.

               (e) To Seller's knowledge (without inquiry), there are no conditions that would adversely affect the use or occupancy of the Leased Real Estate relating to the physical condition of the Leased Real Estate or any portion thereof.

               (f)  Seller does not own any fee interests in real property.

               2.12 Taxes. Except as set forth in Schedule 2.12 hereto, all federal, state and other tax returns of Seller required by law to be filed have been timely filed or extensions thereof have been timely filed (the "Tax Returns"), and Seller has paid all Taxes (as defined below) that have become due pursuant to the Tax Returns or pursuant to any assessment. Except as set forth in Schedule 2.12 hereto, (a) Seller has not requested and/or obtained an extension to file any such tax returns, (b) Seller has never been in a dispute with any governmental authority with respect to

Seller's Taxes, (c) there are no pending claims or disputes with respect to Seller's Taxes and (d) Seller has never entered into any agreement or other commitment with any governmental authority with respect to Seller's Taxes. There are no liens for Taxes on any of the Acquired Assets, except liens for current real estate Taxes, personal property Taxes, assessments, and bonds not yet delinquent. For purposes of this Agreement, "Taxes" means any federal, state, local or foreign income, payroll, withholding, excise, sales, use, property, use and occupancy, business and occupation, mercantile, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

               2.13 Patents and Intellectual Property Rights. Except as set forth in Schedule 2.13, Seller does not own or have any interest in any patents, patent applications, patent disclosures, trademarks, trademark applications or trademark registrations.

               2.14 Inventory. On the Closing Date, the Inventory will have been acquired in the ordinary course of business and at prices prevailing at the time of acquisition, and will be in amounts sufficient to satisfy the ordinary and usual needs of the Business. The Inventory has been valued on the Balance Sheet at cost or at market, whichever is lower, in accordance with GAAP. All unmarketable, rejected, damaged or obsolete Inventory has been written off.

               2.15 Accounts Receivable. The accounts receivable of Seller as set forth on the Balance Sheet reflect amounts which, if collected in the ordinary course of business by Seller in a manner consistent with historical practices, will generally be collectable within one hundred twenty (120) days after billing at the full recorded amounts thereof, less any allowance for collection losses reflected on the Balance Sheet.

               2.16   Employees and Labor Relations.

                      2.16.1 Employees. Schedule 2.16.1 lists the name, job title (for salaried employees), current salary or wage, date of hire, social security number and assigned location of all salaried, hourly or commissioned employees actively employed (as of the date of this Agreement) by Seller and/or by Vincam Human Resources, Inc. ("Vincam") with respect to the Business. Seller shall provide an updated Schedule 2.16.1 at the Closing. All employees listed on
Schedule 2.16.1 as updated at the Closing are referred to for purposes of this Agreement as the "Employees."

                      2.16.2 Labor Relations. Except as disclosed on Schedule
2.16.2 hereto: (i) no Employee is represented by any union or other labor organization; (ii) there is no unfair labor practice charge pending or, to the knowledge of Seller (without inquiry), threatened; (iii) there are no negotiations or strikes, disputes, slowdowns or stoppages relating to any of the Employees pending or, to the knowledge of Seller (without inquiry), threatened;
(iv) no labor grievance relating to any Employee or former employees is pending which would have a Material Adverse Effect; and (v) Seller has not in the past three years experienced any work stoppage or other labor difficulty or organizational activity relating to any of the Employees or the Business.

                      2.16.3 Labor Claims. Except as provided on Schedule 2.16.3, there are no pending claims against Seller (whether under federal or state law, employment agreements or otherwise), or, to the knowledge of Seller (without inquiry) against Vincam, asserted by any Employee or former employee, which would have a Material Adverse Effect. To Seller's knowledge (without inquiry), there are no circumstances which may lead to such a claim which, as of yet, has not been asserted. Schedule 2.16.3 lists all claims against Seller (whether under federal or state law, employment agreements or otherwise) or, to the knowledge of Seller (without inquiry) against Vincam, asserted by any Employee or former employee during the three (3) years prior to the date of this Agreement, which schedule includes the name of each claimant, a summary of the nature of each claim and the amount actually paid by Seller to each such claimant, or accrued to be paid by Seller with respect to each such claimant. The parties acknowledge and agree that the claims set forth on Schedule 2.16.3 shall be among the Retained Liabilities.

               2.17   Employee Benefit Plans.

                      2.17.1 Schedule 2.17 contains a list of (i) each pension, profit sharing, bonus, deferred compensation, or other retirement plan or arrangement of Seller (or, to the knowledge of Seller (without inquiry) of Vincam with respect to the Employees), whether oral or written, which constitutes an "employee pension benefit plan" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Schedule
2.17 contains a list of (i) each medical, health, disability, insurance or other plan or arrangement of Seller (or, to the knowledge of Seller (without inquiry) of Vincam with respect to the Employees), whether oral or written, which constitutes an "employee welfare benefit plan" as defined in Section 3(1) of ERISA, and (ii) each other employee benefit or perquisite provided by Seller (or, to the knowledge of Seller (without inquiry) by Vincam), in which any Employee participates in his capacity as such (collectively, the "Employee Plans"). True and correct copies of the summary plan descriptions and brochures with respect to the Employee Plans have been furnished to Buyer.

                      2.17.2 With respect to each Employee Plan, Seller has no direct or indirect, actual or contingent liability, other than to make payments for contributions, premiums or benefits when due in the ordinary course, all of which payments that are due having been made.

                      2.17.3 To Seller's knowledge, all of the Employee Plans have been administered in material compliance with ERISA and the applicable provisions of the Code. None of the Employee Plans discriminates in operation in favor of Employees who are officers or who are highly compensated, except as permitted under the Code and ERISA. None of the Employee Plans have been audited or investigated by either the Internal Revenue Service, the

Department of Labor or the Pension Benefit Guaranty Corporation within the last five (5) years, and there are no outstanding issues with reference to any of the Employee Plans pending before such governmental agencies.

               2.18 Absence of Undisclosed Liabilities. Seller has no liability or obligation of any nature (contingent, absolute, direct, indirect, matured, unmatured, accrued or otherwise) except (i) liabilities which are fully reflected or reserved against (which reserves, if any, are appropriate and reasonable) in the Balance Sheet; (ii) liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date; and (iii) liabilities set forth in Schedule 2.18.

               2.19 No Pending Litigation or Proceedings. Except as disclosed in
Schedule 2.19 hereto, there are no actions, suits, investigations or proceedings pending or threatened against or affecting, Seller or any of the Acquired Assets before any court or arbitrator or governmental authority. Except as disclosed in
Schedule 2.19 hereto, there are no outstanding judgments, decrees or orders of any court or governmental authority against Seller or any Affiliate of Seller, which relate to the ownership, condition or operation of the Acquired Assets or the Business.

               2.20 Insurance. Schedule 2.20 is a complete and accurate description of all material policies of insurance owned or held by or covering Seller. Such policies are (i) in full force and effect and (ii) are sufficient for compliance with all requirements of any law, regulation or directive put forth by any local, state or federal governmental authority, and (iii) reflect amounts of coverage that are reasonable and customary in light of the nature and extent of the Business and prevailing standards in the industry. No event has occurred which would jeopardize Seller's continued coverage under such policies from the date hereof until the Closing Date.

               2.21 Condition of Assets. Except as disclosed in Schedule 2.21, the Acquired Assets are adequate and in suitable condition in all material respects to permit continued operation of the Business in accordance with current operating levels.

               2.22 Extent of Assets. The Acquired Assets include, without limitation, all of the real and personal property, intangible property, rights and other assets of every kind and nature whatsoever owned, leased or used by Seller in connection with the operation of the Business prior to the Closing Date, excluding the Excluded Assets, and are sufficient for the continuation of the Business by Buyer following the Closing on a basis consistent with past operations. The businesses comprising the defined term "Business" includes all of the businesses currently engaged in by Seller.

               2.23 Program Participation. Seller is certified for participation in the Medicare and, where applicable, Medicaid programs, and is a party to valid participation agreements for payment by Medicare and Medicaid, which agreements are in full force and effect. Without limiting the generality of the foregoing, the facilities, equipment, staffing and operations of Seller satisfy all conditions of Medicare and Medicaid participation. Seller has not received notice of pending, threatened or possible investigation by, or loss of participation in, the Medicare or Medicaid programs, except as set forth in Schedule 2.23.

               2.24 Brokerage. Seller has not made any agreement or taken any other action which might cause any Person to become entitled to a broker's or finder's fee or commission as a result of the transactions contemplated hereunder, which could result in liability to Buyer or its Affiliates. For purposes of this Agreement, the term "Affiliate" of any Person means any Person directly or indirectly controlling, controlled by or under common control with such Person.

               2.25 Bulk Sales. The transfer of the Acquired Assets as contemplated by this Agreement shall not require compliance with any statutory provisions relating to the transfer of goods in bulk under applicable bulk sales laws (the "Bulk Sales Laws").

               2.26 Disclosures. No representation or warranty made by Seller in this Agreement contains any intentional or knowingly untrue statement of a material fact or intentionally or knowingly omits to state any material fact necessary to make the statements contained herein under the circumstances in which they are being made not misleading. No facts or circumstances exist, nor are any facts or circumstances likely to occur which might reasonably be expected to materially and adversely affect the present condition of Seller, the Business or the Acquired Assets or the business, profitability or prospects of the Seller or Buyer's ability to operate the Acquired Assets substantially as they have been operated prior to the date of this Agreement, other than conditions existing in the health care industry in general, general market or economic conditions or as otherwise provided in this Agreement.

                                    ARTICLE 3
                     REPRESENTATIONS AND WARRANTIES OF BUYER

               Buyer represents and warrants to Seller, as of the date hereof, as follows:

               3.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

               3.2 Corporate Power and Authority. Buyer has full corporate power and corporate authority to make, execute, deliver and perform the Transaction Documents to which Buyer is a party.

               3.3 Buyer Authorization and Enforceability. The execution, delivery and performance by Buyer of the Transaction Documents to which Buyer is a party have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes, and all other Transaction Documents to be executed and delivered by Buyer in connection herewith, will constitute, the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with the terms thereof, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               3.4 No Violation of Laws or Agreements. The execution, delivery and performance of the Transaction Documents to which Buyer is a party do not, and the consummation of the transactions contemplated thereby will not (a) contravene any provision of the Certificate of Incorporation or Bylaws of Buyer;
(b) violate or result in a breach of any judgment, injunction, writ, award, decree, restriction, ruling or order of any court arbitrator or governmental authority (domestic or foreign), any applicable constitution law, rule or regulation, or any agreement to which Buyer is a party.

               3.5 Consents. No consent, approval or authorization of, or registration or filing with, any Person is required in connection with the execution, delivery and performance of the Transaction Documents to which Buyer is a party or the consummation of the transactions contemplated hereby or thereby by Buyer.

               3.6 Brokerage. Buyer and its Affiliates have not made any agreement or taken any other action which might cause any Person to become entitled to a broker's or finder's fee or commission as a result of the transactions contemplated hereunder, which could result in liability to Seller or its Affiliates.

                                    ARTICLE 4
                                    COVENANTS

               4.1 Conduct of Business. From the date of this Agreement to the Closing Date:

                      4.1.1 Seller shall (i) operate the Business in the ordinary course and consistent with prior practices; provided, however, Seller shall not submit billing claims without documentation that satisfies current Medicare instructions, (ii) preserve intact the Business and Seller's marketing organization, (iii) retain in its employ all key employees, (iv) preserve relationships with suppliers, customers, sales representatives, health care providers, third party payors and others having business relations with them,
(v) fully comply and maintain compliance with any and all applicable laws, rules, regulations, ordinances, codes, judgments and orders of any governmental authority in connection with the operation of the Business, including without limitation bringing into compliance any items reflected on Schedule 2.7 of this Agreement and (vi) maintain all of the Acquired Assets in suitable condition in all material respects to permit continued operation of the Business in accordance with current operating levels. Without limiting the generality of the foregoing, Seller shall not make or permit (A) any transaction not in the ordinary course of business, (B) any change in accounting methods, accounting practices or keeping books of account, (C) any sale, transfer or other disposition of any assets, properties or rights of the kind included in the Acquired Assets, except sales of inventory in the ordinary course of business consistent with past practice and sales of other assets at fair market value with an aggregate value of less than $25,000, (D) any cancellation of any debts, claims or contracts, except in the ordinary course of business and consistent with past practices, (E) any trade promotions, except in the ordinary course of business and, in no case, at levels of expenditure materially greater than those incurred in prior years, (F) any other event or condition which may have a Material Adverse Effect, (G) any disposition of, or failure to keep in effect, any rights in, to or for the use of any Permit, (H) except as set forth in
Schedule 4.1.1, any incurrence of indebtedness (including any incurrence of any liability (whether or not pursuant to written contract and whether or not contingent) requiring an ongoing financial commitment exceeding $5,000), any mortgage, pledge or subjection to lien of the Acquired Assets, (I) except as set forth in Schedule 4.1.1, any amendment of Seller's Articles of Incorporation or Bylaws, (J) any major investments exceeding in the aggregate $10,000, (K) any conduct of Seller's business in violation of any applicable laws, rules, regulations, ordinances, codes, judgments and orders, (L) any change in any policy of insurance owned or held by or covering the Business and/or Seller, (M) any assumption or guarantee of debt, (N) any distribution or declaration of dividends, (O) any application for, or consent to the appointment of a receiver, trustee or liquidator of Seller or of all or a substantial part of Seller's assets, (P) any filing of a voluntary petition in bankruptcy, (Q) any admission in writing of Seller's inability to pay its debts as they become due, (R) any general assignment for the benefit of creditors, or (S) any agreement, in writing or otherwise, to do any of the foregoing.

                      4.1.2 From the date hereof through the Closing Date, Seller shall promptly inform Buyer in writing of any event or circumstance that has or could reasonably be expected to have a Material Adverse Effect.

                      4.1.3 From the date hereof through the Closing Date, Seller shall not, without the prior written consent of Buyer, take or omit to take any action which if taken or omitted prior to the date hereof would constitute a breach of any representations or warranties set forth in this Agreement, or which would result in any of the occurrences or events set forth in Section 2.5 hereof.

                      4.1.4 From the date hereof through the Closing Date, Seller shall not make any commitments or agreements for capital expenditures or capital additions or betterments exceeding in the aggregate $10,000.

                      4.1.5 From the date hereof through the Closing Date, Seller shall not, without the prior written consent of Buyer, renew, extend, modify, amend or terminate any contract to which Seller is a party, waive any rights in respect of any Contract or other Acquired Asset, enter into or become a party to any employment contract, change in control agreement or severance agreement, enter into or become a party to any contract under which the reasonably anticipated costs and expenses will exceed the reasonably anticipated revenues or benefit thereof or which would have a Material Adverse Effect, or do any act or omit to do an act that would cause a breach of or violation or default under any Contract;

                      4.1.6 From the date hereof through the Closing Date, Seller shall not (a) except as set forth in Schedule 4.1.6, change the salaries or other compensation payable or to become payable to, or any advance (excluding advances for ordinary business expenses) or loan to, any Employee, officer or agent of Seller, or make any bonus payment or similar arrangement with any such person, or (b) hire any employee other than in the ordinary course of business.

               4.2 Access, Information and Documents. Seller shall give Buyer and its representatives (including Buyer's agents, accountants, counsel and employees), upon reasonable notice and during normal business hours, full access to the properties, Leased Real Estate, Employees, Contracts, books, records and affairs of Seller relating to the Business, the Acquired Assets or the Assumed Liabilities and cause its officers and employees to furnish to Buyer all documents, records and information concerning the affairs of Seller as Buyer may reasonably request. All access provided to, and information reviewed by, Buyer (including copies of documents provided by Seller) shall be subject to the provisions of that certain Confidentiality Agreement between MiniMed Inc. and Seller, dated August 12, 1997 (the "Non-Disclosure Agreement).

               4.3 Negotiations. Following the execution of this Agreement, neither Seller nor any of its Affiliates, employees (including the Employees), officers, directors or agents, shall solicit, initiate, furnish information relating to or participate in negotiations with respect to, any offer for any purchase or sale of the Business or the Acquired Assets, other than sales of Inventory in the ordinary course of business.

               4.4 Supplements to Schedules. Seller will promptly provide Buyer with a supplement or amendment to its Schedules herein with respect to any matter, condition or occurrence hereafter arising which, if existing or occurring on the date of this Agreement, would have been required to be set forth or described in such Schedules herein. In addition, Seller shall promptly inform Buyer, and Buyer will promptly inform Seller, of any fact or event which comes to their attention, the existence of which constitutes or likely will constitute a breach of any representation or warranty in this Agreement.

               4.5 Mutual Covenants and Assurances. The parties mutually covenant to cooperate with each other, and use all reasonable efforts, to do all things necessary or appropriate to consummate the transactions contemplated by this Agreement, including without limitation, (a) cooperating with each other in determining whether filings are required to be made or consents are required to be obtained in any jurisdiction in connection with the consummation of the transactions contemplated by this Agreement and in making or causing to be made any such filings promptly and in seeking to obtain timely any such consents, (b) using all reasonable efforts to obtain promptly the satisfaction (but not waiver) of the conditions to the Closing of the transactions contemplated herein (each party hereto shall furnish to the other and to the other's counsel all such information as may be reasonably required in order to effectuate the foregoing action), and (c) advising the other party promptly if such party determines that any condition precedent to its obligations hereunder will not be satisfied in a timely manner.

               4.6 Public Announcement. No party hereto shall make or issue, or cause to be made or issued, any public announcement or written statement concerning this Agreement or the transactions contemplated hereby (except confidential and non-public communications to the directors and officers of Buyer or its Affiliates) without the prior written consent of the other party (which will not be unreasonably withheld or delayed), unless counsel to such party advises that such announcement or statement is required by law or, in the case of Buyer or its Affiliates, by a listing agreement with a securities exchange or the NASDAQ national market system. Notwithstanding the foregoing to the contrary, Seller shall be permitted to provide notice of, and disclosure to, its shareholders in order to obtain approval of the transactions contemplated by this Agreement, provided that Buyer shall have first reviewed and consented to the form of notice and/or disclosure to Seller's shareholders. The parties acknowledge that (a) on the date hereof, Buyer or its Affiliates will issue a press release concerning this Agreement or the transactions contemplated hereby (a draft of such press release shall have been provided to Seller prior to the date hereof) and (b) on or after the date hereof, either party, only with the prior written consent of the other party, may make or issue a written statement to its employees or customers concerning this Agreement or the transactions contemplated hereby.

               4.7    Employees.

                      4.7.1 Designated Employees. Prior to the Closing, Buyer shall designate in writing to Seller those of the Employees to whom it desires to offer employment (the "Designated Employees"). Seller agrees to use its best efforts to encourage the Designated Employees to accept employment with Buyer. Any Designated Employee that accepts employment with Buyer and is employed by Buyer on the date immediately following the Closing Date shall be referred to as a "Transferred Employee" for purposes of this Agreement. No employee of the Business or Seller shall be deemed to be a third party beneficiary of any portion of this Agreement.

                      4.7.2 Termination of Employees. Concurrently with the Closing, Seller shall, and shall cause Vincam to, terminate all Transferred Employees of the Business. Any

Employee who is on long-term or short-term disability or maternity leave on the Closing Date shall remain the sole responsibility of Seller, unless and until such time as the employee commences and continues to work for Buyer on a consistent basis. Seller shall provide notice, if any, required under the Workers Adjustment and Retraining Notification Act and any state law notice requirements.

                      4.7.3 Benefits. Transferred Employees shall be credited with service time (for the time employed by Seller) for determination of eligibility and benefits under Buyer's employee benefit plans.

                      4.7.4 Severance Reimbursement. Schedule 4.7.4 sets forth the severance obligation which Seller will have at Closing to each of the Non-Transferred Employees. At Closing, Buyer shall pay Seller the amount set forth in Schedule 4.7.4 (the "Severance Amount"). Seller shall promptly pay such amounts to the Non-Transferred Employees.

               4.8 Employee Benefit Plans. Except as expressly required by law, Buyer shall not assume or be responsible for any Employee Plans or any liabilities related thereto. Seller shall, and shall cause Vincam to, grant 100% vesting credit to all Transferred Employees as of the Closing Date for all funds held for such employee in any pension, profit-sharing or similar benefit plan. Seller shall, and shall cause Vincam to, cause such participants to have full rights to all distribution alternatives available to terminated employees and shall effect such distribution in accordance with the terms of such Employee Plans. The rights of Transferred Employees with respect to their accounts in the Vincam Human Resources, Inc. Retirement Savings Plan (the "Vincam Plan") shall be governed by the provisions of such plan which are applicable to termination of employment. Transferred Employees may elect to transfer the vested amounts of such accounts (which shall be valued in accordance with the terms of the Vincam
Plan) to such existing or newly created 401(k) profit sharing plans or 401(a) defined contribution plans of Buyer as Buyer shall designate with respect to such accounts consistent with ERISA and other Code requirements applicable to such transfers. Seller shall cause Vincam to comply with the terms of this
Section 4.8.

               4.9 Pay-off of Retained Liabilities. Concurrently with the Closing, Seller shall pay off, discharge or otherwise satisfy all Retained Liabilities which are not contingent liabilities. Seller shall pay off, discharge or otherwise satisfy all Retained Liabilities which are contingent liabilities as of the Closing immediately upon such liabilities becoming due and payable.

               4.10 Outstanding Checks. After the Closing Date, Buyer shall honor all Outstanding Checks which are cashed by the applicable payees.

               4.11 Pharmacy Operations. As soon as practicable after the Closing Date, Seller shall use its best efforts to cease its pharmacy and controlled substances operations in accordance with applicable law, including without limitation, Seller's return of all over-the-counter drugs, prescription drugs and controlled substances to Seller's distributor of such products (the "Distributor") in exchange for a reasonable credit against liabilities to the Distributor which are among the Assumed Liabilities.

               4.12 Shareholder Support Agreement. As of the date of this Agreement, Seller shall deliver to Buyer a Shareholder Support Agreement duly executed by the parties thereto, substantially in the form of Exhibit 4.12 hereto.

               4.13 Additional Financial Information. Within fifteen (15) days following the end of each calendar month prior to Closing, Seller shall deliver to Buyer true and complete copies of the balance sheet of Seller for each month then ended, which preparation and presentation shall be consistent with the provisions of Section 2.4 applicable to the Balance Sheet (the "Additional Balance Sheets").

               4.14 Business Name. Prior to or at Closing, Seller shall have changed its corporate name to a name which does not include "Diabetes Support Systems" or "DSS" and which cannot be mistaken for, is not a variation of or similar to "Diabetes Support Systems" or "DSS".

                                    ARTICLE 5
                        CONDITIONS PRECEDENT; TERMINATION

               5.1 Conditions Precedent to Obligations of Buyer. The obligations of Buyer to purchase the Acquired Assets and assume the Assumed Liabilities are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any one or more of which may be waived in writing in whole or in part by Buyer in its sole discretion):

                      5.1.1 Performance of Agreements; Representations and Warranties. Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing, and the representations and warranties set forth in this Agreement made by Seller shall be true and correct in all material respects on and as of the Closing Date (irrespective of any notice or certificate delivered to Buyer after the date hereof) with the same force and effect as though such representations and warranties had been made on, as of and with reference to the Closing Date. Buyer shall have been furnished with a certificate of the President of Seller, dated the Closing Date, certifying to the foregoing.

                      5.1.2 Opinion of Counsel. Buyer shall have received from Wallace, Bauman, Legon, Fodiman & Shannon, P.A., counsel to Seller, an opinion dated the Closing Date, in form and substance reasonably satisfactory to Buyer, to the effect set forth in Exhibit 5.1.2 hereto.

                      5.1.3 Required Consents; Notice. All statutory and regulatory consents and approvals required to be obtained shall have been obtained. All other necessary and material consents and approvals of third parties or Affiliates of Seller to the transactions contemplated hereby shall have been obtained.

                      5.1.4 Licenses and Permits. The Permits set forth in
Schedule 2.7 shall have been renewed or be in effect.

                      5.1.5 Accuracy of Schedules as of Closing Date. Buyer and its counsel shall have received updated versions, complete and accurate as of the Closing Date, of all Schedules referenced herein and attached hereto at least two business days in advance of the Closing and shall have reviewed such Schedules and found them satisfactory.

                      5.1.6 Injunction; Litigation. (i) No statute, rule, regulation or order of any court or governmental authority shall be in effect which restrains or prohibits the transactions contemplated by this Agreement or which could reasonably be expected to limit or adversely affect Buyer's ownership of the Acquired Assets, nor (ii) shall there be pending or threatened any litigation, suit, action or proceeding by any party which could reasonably be expected to limit or adversely affect Buyer's ownership of the Acquired Assets.

                      5.1.7 Documents. Seller shall have delivered all of the certificates, instruments, contracts and other documents specified to be delivered by it hereunder (including applicable Transaction Documents and all other documents necessary to transfer the Acquired Assets to Buyer).

                      5.1.8 Condition of Assets. The Acquired Assets shall not have been materially or adversely affected in any way as a result of fire, accident, flood, storm earthquake or other casualty, labor or civil disturbance, or act of God or a public enemy.

                      5.1.9 No Material Adverse Change. The Additional Balance Sheets, if any, shall not contain any material adverse change (after taking into account the recent operating history of Seller) from the amounts and categories set forth on the Balance Sheet.

                      5.1.10 Corrective Action. The items and matters set forth in Schedule 5.1.10 shall have been completed to Buyer's reasonable satisfaction.

               5.2 Conditions Precedent to Obligations of Seller. The obligations of Seller to sell the Acquired Assets are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any one or more of which may be waived in writing in whole or in part by Seller in its sole discretion):

                      5.2.1 Performance of Agreements; Representations and Warranties. Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing, and the representations and warranties set forth in this Agreement made by Buyer shall be true and correct in all material respects on and as of the Closing Date (irrespective of any notice or certificate delivered to Seller after the date hereof) with the same force and effect as though such representations and warranties had been made on, as of and with reference to the Closing Date. Seller shall have been furnished with a certificate of the President or Vice President of Buyer, dated the Closing Date, certifying to the foregoing.

                      5.2.2 Injunction. No statute, rule, regulation or order of any court or governmental authority shall be in effect which restrains or prohibits the transactions contemplated by this Agreement.

                      5.2.3 Required Consents; Notice. All statutory and regulatory consents and approvals which are required under the laws or regulations of the United States and other governmental authorities shall have been obtained.

                      5.2.4 Documents. Buyer shall have delivered all consideration and all the certificates, instruments, contracts and other documents specified to be delivered by it hereunder (including applicable Transaction Documents).

               5.3    Termination.

                      5.3.1 Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned:

                             (a) by mutual written consent of Seller and Buyer;

                             (b) by Seller at any time if the representations
and warranties of Buyer in this Agreement were incorrect in any material respect when made or at any time thereafter, or Buyer is in breach in any material respect of any of its covenants or agreements in this Agreement (collectively, a "Buyer Breach"), and such Buyer Breach continues uncured for ten (10) days after written notice thereof by Seller;

                             (c) by Buyer at any time if the representations and
warranties of Seller in this Agreement were incorrect in any material respect when made or at any time thereafter, or Seller is in breach in any material respect of any of its covenants or agreements in this Agreement (collectively, a "Seller Breach"), and such Seller Breach continues uncured for ten (10) days after written notice thereof by Buyer;

                             (d) by either party hereto, if there shall exist
any statute, rule, regulation or order of any court or governmental authority which permanently (without right of appeal or reconsideration) restrains or prohibits the transactions contemplated hereby; or

                             (e) by either party hereto for any reason, on or
after November 15, 1998 if (i) any conditions precedent contained in this Agreement have not been satisfied and (ii) the terminating party has used its best efforts to satisfy all conditions precedent contained in this Agreement which are within such party's reasonable control.

                      5.3.2 If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 5.3, this Agreement shall become void and of no further force and effect, except for the provisions of Section 4.6 relating to publicity, Section 6.1 relating to expenses, Section 2.24 and Section 3.6 relating to brokerage, Section 7.7 relating to governing law, Section 7.8 relating to jurisdiction and the provisions of the Non-Disclosure Agreement. Nothing in this Section 5.3 shall be deemed to release either party from any liability for any negligent or willful breach by such party of the terms and provisions of this Agreement.

               5.4 Right to Proceed. If any of the conditions specified in
Section 5.1 have not been satisfied, Buyer shall have the right to proceed with the Closing, but if the Closing occurs, Buyer shall be deemed to have waived its rights hereunder (including all indemnification rights) with respect to such failed conditions. If any of the conditions specified in Section 5.2 have not been satisfied, Seller shall have the right to proceed with the Closing, but if the Closing occurs, Seller shall be deemed to have waived its rights hereunder (including all indemnification rights) with respect to such failed conditions.

               5.5 Effect of Investigation. Any inspection, audit or investigation conducted by or on behalf of any party shall in no way limit, affect or impair the ability of such party to rely upon the representations, warranties, covenants and agreements of the other party set forth in this Agreement.

                                    ARTICLE 6

                          CERTAIN ADDITIONAL COVENANTS

               6.1 Certain Taxes and Expenses. Seller shall be solely responsible for all state and local sales, use, transfer, real property transfer, documentary stamp, recording and other similar taxes arising from and with respect to the sale and purchase of the Acquired Assets. Whether or not the transactions contemplated by this Agreement are consummated, except as otherwise expressly provided herein or otherwise agreed to in writing by the parties, Seller and Buyer shall each bear its respective accounting, legal and other expenses incurred in connection with the transactions contemplated by this Agreement.

               6.2    Rebates and Discounts.

                      6.2.1 In the event that any Assumed Contract for the sale of finished goods to customers of Seller provides for quantity price discounts, rebates or other allowances for the purchaser based upon purchases for the calendar year or other period in which the Closing occurs, the discount, rebate or allowance shall be determined by Seller and Buyer at the end of such period and an allocation thereof shall be made as between Seller and Buyer, based upon the dollar volume or number of units of sales on which such discount, rebate or allowance is based, allocated pro rata between sales under the contract before and after the Closing Date during the relevant contract period.

                      6.2.2 Any payments required to be made by the parties pursuant to this Section 6.2 shall be paid, with respect to each Contract, by certified or official bank check within two business days after the allocation of the discount, rebate or other allowance has been finally determined.

               6.3 Maintenance of Books and Records. Seller and Buyer shall cooperate fully with each other after the Closing so that (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege) each party has access to the business records, contracts and other information existing at the Closing Date relating in any manner to the Acquired Assets or the Assumed Liabilities (whether in the possession of Seller or Buyer), as reasonably required by such party for any lawful purpose. Buyer's obligation to cooperate with Seller set forth in this
Section 6.3 shall include Buyer's cooperation with Seller in connection with Seller's preparation of final income tax, sales tax and other tax returns. No files, books or records existing at the Closing Date relating in any manner to the Acquired Assets or the Assumed Liabilities shall be destroyed by any party after the Closing Date without giving the other party at least thirty (30) days prior written notice, during which time such other party shall have the right (subject to the provisions hereof) to examine and to remove any such files, books and records prior to their destruction. The access to files, books and records contemplated by this Section 6.3 shall be during normal business hours and upon not less than two business days prior written request, shall be subject to such reasonable limitations as the party having custody or control thereof may impose to preserve the confidentiality of information contained therein, and shall not extend to material subject to a claim of privilege unless expressly waived by the party entitled to claim the same.

               6.4 Employment Security Laws. Each party will execute and deliver all appropriate documents and, at its expense, attend, testify and cooperate at any hearing under any workers compensation law with respect to any claim relating to the Business.

               6.5 Collection of Receivables. Seller shall, subject to obtaining consent, if required, from HCFP Funding, Inc., by letter prepared by Buyer (the "Letter"), irrevocably authorize, instruct and direct that the account parties of all receivables constituting Acquired Assets (such parties, the "Seller Account Parties") shall make and deliver all payments relating thereto on or after the Closing to such location, bank and account (the "Lockbox Account") as Buyer shall specify. The Letter shall cover all such matters as Buyer shall reasonably determine. If, notwithstanding such Letter, any of the Seller Account Parties remit payments on or after the Closing directly or indirectly to Seller or its Affiliates instead of to the Lockbox Account, Seller agrees that it shall promptly (and in any event no later than two business days following receipt) deliver all such payments to Buyer. Seller hereby irrevocably designates, makes, constitutes and appoints Buyer as its true and lawful attorney-in-fact to take and do any and all reasonable and necessary actions that relate to the receivables of the Seller Account Parties constituting Acquired Assets.

               6.6 Indemnification. Seller and Buyer (together with MiniMed) agree as follows:

                      6.6.1 Mutual Indemnification. Each party shall defend, indemnify and hold harmless the other from and against any and all loss, damage, expense (including court costs, amounts paid in settlement, judgments, reasonable attorneys' fees or other expenses for investigating and defending), suit, action, claim, deficiency, liability or obligation (collectively, "Damages") related to, caused by or arising from any misrepresentation, breach of warranty or failure to fulfill any covenant or agreement contained herein or in any other agreement, instrument or other document delivered pursuant hereto, and any and all claims made based upon facts alleged that, if true, would have constituted any such misrepresentation, breach or failure, together with interest from the Closing Date to the date of payment at the Prime Rate; provided however, each party's obligations hereunder shall not commence until such claims for indemnification exceed One Hundred Thousand Dollars ($100,000) in the aggregate (the "Indemnification Limitation Amount"). Once claims submitted for indemnification by an Indemnified Party (as such term is defined in Section 6.6.5) exceed the Indemnification Limitation Amount, the Indemnified Party shall be entitled to indemnification for all claims eligible for indemnification under this Section 6.6 without regard to the Indemnification Limitation Amount. The Indemnification Limitation Amount shall not apply to (a) Buyer's obligation to assume the Assumed Liabilities, (b) Seller's obligation to retain the Retained Liabilities and (c) the indemnification obligation set forth in Section 6.6.2(e).

                      6.6.2 Indemnification of Buyer. Seller shall defend, indemnify and hold harmless Buyer from and against any and all Damages related to, caused by or arising from (a) the Excluded Assets, (b) the Retained Liabilities, (c) any claim arising or relating to any act, conduct or omission of Seller or its Affiliates that arose, accrued or occurred at any time on or prior to the Closing Date (other than liabilities reflected on the Balance Sheet and which are among the Assumed Liabilities) or which otherwise relate to the conduct of the Business on or prior to the Closing Date, (d) any claim arising or relating to the transactions contemplated herein, including, without limitation, any Damages incurred by Buyer as a result of non-compliance with the Bulk Sales Laws, (e) any claim (whether for overpayments, civil penalties or otherwise) imposed by any government reimbursement program, governmental agency or agent of any such program or agency with respect to billing claims submitted by Seller on or prior to the Closing Date with any such program or agency, and (f) the presence of Hazardous Materials on, beneath or otherwise among any Acquired Asset, including the Leased Real Estate, on or prior to the Closing Date, including, without limitation, any of the following which relate to any period on or prior to the Closing Date: (i) sickness, disease, death, personal or bodily injury to persons (whether of third persons or of any personnel of Seller or any of Seller's Affiliates), (ii) actual or alleged violation of law including, but not limited to, Environmental Laws and (iii) removal or remediation costs in connection with any environmental liabilities of Seller.

                      6.6.3 Indemnification of Seller. Buyer shall defend, indemnify and hold harmless Seller from and against any and all Damages related to, caused by or arising from (a) the Assumed Liabilities and (b) any claim arising or relating to any act, conduct or omission of Buyer or its Affiliates that arises, accrues or occurs at any time after the Closing Date.

                      6.6.4 Payment of Indemnification. All rights in this
Section 6.6 are cumulative and are in addition to all other rights and remedies which are otherwise available. All indemnification obligations shall be deemed made in favor of any party's officers, directors, agents, representatives, subsidiaries, affiliates, successors and assigns. At such time as Seller has an indemnification obligation hereunder which is fixed and payable in favor of Buyer, Buyer shall be entitled to offset the amount of such Seller's obligation in favor of Buyer against any and all principal and interest outstanding under the Note (as further set forth in Section 4 of the Note). Buyer's right to obtain indemnification in this Section 6.6 shall not be limited to Buyer's rights of offset set forth in the preceding sentence.

                      6.6.5  Indemnification Procedures.

                      (a) A party seeking indemnification pursuant to this
Section 6.6 (an "Indemnified Party") shall give prompt notice to the party from whom such indemnification is sought (the "Indemnifying Party") of the assertion of any claim, the incurrence of any Damages, or the commencement of any action, suit or proceeding, of which it has knowledge and in respect of which indemnity may be sought hereunder, and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such required notice shall relieve the Indemnifying Party of any liability hereunder only to the extent that the Indemnifying Party has suffered actual prejudice thereby. The Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party within ten (10) days of receipt of notice from the Indemnified Party of the commencement of or assertion of any claim or action, suit or proceeding by a third party in respect of which indemnity may be sought hereunder (a "Third Party Claim"), to assume the defense of such Third Party Claim which involves (and continues to involve) solely monetary damages; provided that (A) the Indemnifying Party expressly agrees in such notice that, as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to satisfy and discharge the Third Party Claim; (B) the defense of such Third Party Claim by the Indemnifying Party will not, in the reasonable judgment of the Indemnified Party, have any continuing material adverse effect on the Indemnified Party's business; and (C) the Indemnifying Party makes reasonably adequate provision to ensure the Indemnified Party of the ability of the Indemnifying Party to satisfy the full amount of any adverse monetary judgment that may result (the conditions set forth in clauses
(A), (B) and (C) are collectively referred to as the "Litigation Conditions").

                      (b) Within ten (10) days after the Indemnifying Party has given notice to the Indemnified Party of its intended exercise of its right to defend a Third Party Claim, the Indemnified Party shall give notice to the Indemnifying Party of any objection thereto based upon the fact that, in the Indemnified Party's reasonable judgment, any of the Litigation Conditions have not been satisfied. If the Indemnified Party so objects, the Indemnified Party shall continue to defend the Third Party Claim until such time as such objection is withdrawn. If no such notice is given by the Indemnified Party, or if any such objection by the Indemnified Party is withdrawn, the Indemnifying Party shall be entitled to assume and conduct such defense, with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party, until such time as the Indemnified Party shall give notice that any of the Litigation Conditions, in its reasonable judgment, are no longer satisfied.

                      (c) The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third Party Claim which the other party is defending as provided in this Agreement.

                      (d) The Indemnifying Party, if it shall have assumed the defense of any Third Party Claim as provided in this Agreement, shall not consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any compromise or settlement which commits the Indemnified Party to take, or to forbear to take, any action. The Indemnified Party shall have the right to settle any Third Party Claim, with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

                      (e) Whether or not the Indemnifying Party chooses to defend or prosecute any claim involving a third party, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

               6.7 Noncompetition. On and after Closing, Seller covenants and agrees to be bound by the terms and conditions of the Seller Noncompetition Agreement.

               6.8 UCC Matters. From and after the Closing Date, Seller will promptly refer all inquiries with respect to ownership of the Acquired Assets to Buyer. In addition, Seller will execute such documents and financing statements as Buyer may request from time to time to evidence transfer of the Acquired Assets to Buyer, including any necessary assignment of financing statements.

                                    ARTICLE 7
                                  MISCELLANEOUS

               7.1 Construction. Buyer and Seller have participated jointly in the negotiation and drafting of the Transaction Documents, including this Agreement. No presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Nothing in the Schedules hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the exception is described on the Schedule or in the documents referred to on the Schedule with reasonable particularity.

               7.2 Further Assurances. Seller shall execute, acknowledge and deliver to Buyer any and all other assignments, consents, approvals, conveyances, assurances, documents and instruments reasonably requested by Buyer at any time and shall take any and all other actions reasonably requested by Buyer at any time for the purpose of more effectively assigning, transferring, granting, conveying and confirming to Buyer, the Acquired Assets.

               7.3 Nature and Survival of Covenants and Representations. The several covenants, agreements, representations and warranties of the parties hereto in the Transaction Documents shall survive the Closing until the expiration of the applicable statute of limitations. All rights to indemnification contained in this Agreement shall not terminate or expire but shall continue indefinitely, subject to the terms hereof.

               7.4 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted to be given to any party hereunder shall be in writing and shall be deemed given only if delivered to the party personally or sent to the party by telecopy, by registered or certified mail (return receipt requested) with postage and registration or certification fees thereon prepaid, or by overnight courier addressed to the party at its address set forth below:

               If to Buyer:

                             MiniMed Distribution Corp.
                             12744 San Fernando Road
                             Sylmar, CA  91342
                             Fax:  (818) 367-1460
                             Attention:  General Counsel
               with a copy to:

                             McDermott, Will and Emery
                             2049 Century Park East, 34th Floor
                             Los Angeles, CA 90067
                             Fax: (310) 277-4730
                             Attention: Douglas A. Jaques, Esq.

               If to Seller:

                             Diabetes Support Systems, Inc.
                             1868 North University Drive
                             Plantation, FL  33322
                             Fax:  (954) 233-5900
                             Attention:  Richard Green

               with a copy to:

                             Wallace, Bauman, Legon, Fodiman & Shannon, P.A. 1200 Brickell Avenue, Suite 1720
                             Miami, Florida 33131
                             Fax: (305) 444-9937
                             Attention: Bryan W. Bauman, Esq.

               7.5 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto, except that (a) Buyer may assign its rights under this Agreement to any Affiliate or require Seller to transfer the Acquired Assets directly to a subsidiary or other Affiliate of Buyer, (b) Buyer may assign its rights under this Agreement as collateral security to any entity providing direct or indirect financing to it or any of its Affiliates. Without limiting the foregoing, Buyer shall have the right to assign after the Closing its rights in whole or in part as to Seller's covenants, representations and warranties hereunder to any successor in interest to Buyer of any of the Acquired Assets.

               7.6 Exhibits and Schedules. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

               7.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to the conflicts of laws principles thereof.

               7.8 Consent to Jurisdiction. WITH RESPECT TO ANY LITIGATION ARISING OUT OF THIS AGREEMENT OR ANY RELATED TRANSACTION, THE PARTIES EXPRESSLY WAIVE ANY RIGHT TO A JURY TRIAL AND AGREE THAT SUCH LITIGATION SHALL BE TRIED BY A JUDGE WITHOUT A JURY. Each party agrees to non-exclusive personal jurisdiction and venue in the United States District Court for the Central District of California (and any California State court within that District) and for that purpose, appoints the person set forth in Schedule 7.8 as its agent for service of process in such jurisdiction.

               7.9 Severability. The parties agree that (a) the provisions of this Agreement shall be severable in the event that any provision hereof is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, (b) such invalid, void or otherwise unenforceable provision shall be automatically replaced by another provision which is as similar as possible in terms to such invalid, void or otherwise unenforceable provision but which is valid and enforceable and (c) the remaining provisions shall remain enforceable to the fullest extent permitted by law.

               7.10 Gender and Number. All references to the neuter gender shall include the feminine or masculine gender and vice versa, where applicable, and all references to the singular shall include the plural and vice versa, where applicable.

               7.11 No Third Party Beneficiaries. Nothing herein expressed or implied is intended or should be construed to confer upon or give to any Person other than the parties hereto and their successors and permitted assigns any rights or remedies under or by reason of this Agreement.

               7.12 Entire Agreement. This Agreement, together with the Schedules and Exhibits hereto, and the other Transaction Documents, constitutes the entire understanding of the parties with respect to the subject matter hereof, and supersedes any prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof.

               7.13 Amendment and Waiver. The parties may, by mutual agreement, amend this Agreement in any respect in a writing executed by each party, and any party, as to such party, may waive any of its rights hereunder. To be effective, any such waiver must be in writing and be signed by the party providing such waiver. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity. The waiver by any party hereto of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, whether or not similar.

               7.14 Attorneys' Fees. If any action is brought by any party or parties to enforce any provision of this Agreement, the prevailing party or parties shall be entitled to recover its court costs, arbitration expenses and reasonable attorneys' fees.

               7.15 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

               7.16 Headings. The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

               7.17 Time is of the Essence. Time is of the essence for each provision of this Agreement and each performance called for in this Agreement.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

                                    SELLER:

                                    DIABETES SUPPORT SYSTEMS, INC.



                                    By /s/ RICHARD R. GREEN
                                       ---------------------------
                                       Name: Richard R. Green
                                       Title: President and C.E.O.

                                    BUYER:

                                    MINIMED DISTRIBUTION CORP.


                                    By /s/ TERRANCE H. GREGG
                                       ------------------------------
                                       Name: Terrance H. Gregg
                                       Title: President

                                    MINIMED:
                                    For purposes only of its obligations under
                                    Section 6.6

                                    MINIMED INC.


                                    By /s/ TERRANCE H. GREGG
                                       ------------------------------
                                       Name: Terrance H. Gregg
                                       Title: President and COO